Exhibit 10.17

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”) entered into this 12 day of June 2012 (the “Effective Date”) by and between Gnosis Bioresearch srl., a subsidiary fully owned company by GNOSIS SPA organized under the laws of Italy whose head office is located at Via Pomarico, 75010 Pisticci Scalo (MT), Italy, which is registered in the Commercial Register of Matera under No. 01023770777 (“Gnosis”), and Durata Therapeutics, Inc., a company organized under the laws of the State of Delaware with offices at 89 Headquarters Plaza North, 14th Floor, Morrison, NJ 07960 USA (“Durata”).

WITNESSETH

WHEREAS, Durata owns rights in the product Dalbavancin and Gnosis has previously manufactured Dalbavancin for Durata, according to the Drug Master File (DMF) submitted to Agenzia Italiana del Farmaco (AIFA);

WHEREAS, Gnosis shall supply to Durata the active pharmaceutical ingredient (“API”) Dalbavancin which will be manufactured and supplied in the form of injectable grade powder to Durata under the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties have agreed as follows:

ARTICLE 1—DEFINITIONS

The following terms when used herein with capital letters shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to a Party, any corporation, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such Party. As used in this definition, “control” means: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

“Agreement” has the meaning set forth in the recitals.

“AIFA” means Agenzia Italiana del Farmaco, the Italian Medicines Agency that is the national authority responsible for drugs regulation in Italy, or any successor governmental agency.

“API” has the meaning set forth in the recitals.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in any of (a) Milan, Italy or (b) New York, New York USA, on which financial institutions in each such jurisdiction are open for business.

“Certificate of Analysis” means the completed documents for each batch analysis for Dalbavancin based on current testing specifications in accordance with cGMP.

“cGMP” means the current good manufacturing practices for the manufacture of pharmaceutical products and any precursors thereto promulgated in guidelines and regulations of standard compilations applicable and in effect during the Term, in particular US CFR 21 210&211 and EU Commission Directive 91/356/EEC and the applicable corresponding national laws implementing such EU Directive.

“Claims” has the meaning set forth in Section 14.2.

“Confidential Information” means any confidential or proprietary information disclosed (a) hereunder in writing and identified as being confidential or, if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and (b) prior to the Effective Date by or on behalf of either Party or its Affiliates to the other Party or its Affiliates related to Dalbavancin as disclosed under the Transition Services Agreement, except to the extent such information:

(i) is known to the recipient at the time of the disclosure, as evidenced by its written records or other competent evidence;

(ii) is disclosed to the recipient by a Third Party lawfully in possession of such information and not under an obligation of nondisclosure;

(iii) is or becomes patented, published or otherwise part of the public domain through no fault of the recipient or its Affiliates; or

(iv) is developed by or for the recipient without access to or use of the disclosing Party’s Confidential Information, as evidenced by the recipient’s written records or other competent evidence.

“Drug Master File” means a document submitted to the FDA, EMA or other Regulatory Authority used to provide confidential detailed information about facilities, manufacturing processes and materials used in manufacturing, processing, packaging and storing an active pharmaceutical ingredient.

“Durata” has the meaning set forth in the recitals.

“Durata Intellectual Property” means all Intellectual Property owned or controlled by Durata as of the Effective Date or developed or acquired by Durata after the Effective Date. For purposes of this definition, “controlled by” means possession of the right to grant a license or sublicense without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party.

“Durata Project IP” has the meaning set forth in Section 2.3(b).

“Effective Date” has the meaning set forth in the recitals.

“EMA” means the European Medicines Agency or any successor governmental agency.

“EU” means the European Union, as its membership may be altered from time to time, and any successor thereto

“Facility” means Gnosis’ Pisticci Plant, Italy facility, or such other manufacturing site agreed to by the Parties in writing.

“FDA” means the United States Food and Drug Administration or any successor United States governmental agency.

“Forecasted Quantities” has the meaning set forth in Section 4.2.

“Gnosis” has the meaning set forth in the recitals.

“Gnosis Intellectual Property” means all Intellectual Property owned or controlled by Gnosis as of the Effective Date or developed or acquired by Gnosis outside of this Agreement subsequent to the Effective Date. For purposes of this definition, “controlled by” means possession of the right to grant a license or sublicense without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party.

“Gnosis Project IP” has the meaning set forth in Section 2.3(b).

“Governmental Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

“Indemnitee” has the meaning set forth in Section 14.6.

“Initial Term” has the meaning set forth in Section 10.1.

“Intellectual Property” means all patents, copyrights, trade secrets, know-how and all other intellectual property rights, anywhere in the world, including all applications and registrations with respect thereto, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers.

“Joint Project IP” has the meaning set forth in Section 2.3(b).

“Legal Requirements” means laws applicable to the manufacture of the Product in North America and the EU, including the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder; European Directive 2003/94/EC and 2001/83/EC, and any amendments thereto and related legislation (if and when applicable); all applicable cGMP; and all other corresponding laws, ordinances, rules and regulations. The Parties may jointly agree to amend the definition of “Legal Requirements” to include the laws of additional countries or territories, such amendment only to take effect upon written amendment of this Agreement, signed by both Parties

“Losses” has the meaning set forth in Section 14.2.

“Main Supplier and Manufacturer” means a supplier producing not less than the [**]% of Durata’s worldwide demand for the Product.

“Manufacturing Process” means the method of preparation and controls for the Product that is the property of Durata.

“Minimum binding annual volumes” has the meaning set forth in Section 4.1.

“NDA” means a New Drug Application, including all supplements and amendments thereto, for the approval of a product as a new drug by the FDA.

“Party” means Gnosis or Durata. “Parties” means Gnosis and Durata.

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

“Product” means the Dalbavancin API in the form of injectable grade powder.

“Project Inventions” has the meaning set forth in Section 2.3(a).

“Purchase Order” has the meaning set forth in Section 4.3.

“Quality Agreement” has the meaning set forth in Section 3.3(a).

“Regulatory Authority” means any federal, state or local or other regulatory agency, department, bureau or other governmental entity (including the FDA and the EMA), which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport, sale and use of the Product in any applicable regulatory jurisdiction.

“Renewal Term” has the meaning set forth in Section 10.1.

“Safety Stock” has the meaning set forth in Section 4.5(d).

“Specifications” has the meaning set forth in Section 3.1.

“Supply Prices” has the meaning set forth in Section 5.1.

“Term” has the meaning set forth in Section 10.1.

“Third Party” means any natural or legal person, corporation, company, partnership or other entity other than Gnosis or Durata or Affiliates of Gnosis or Durata.

“Transition Services Agreement” means the Reverse Transitional Services Agreement between Gnosis (as successor to Biosearch Manufacturing S.r.l.) and Durata (as successor to Pfizer Italia S.r.l.), dated November 30, 2009, as amended.

ARTICLE 2—LICENSE

2.1 Gnosis Proprietary Rights. Except as provided in Sections 2.3 and 2.4, Gnosis has granted no license, express or implied, to Durata to use Gnosis Intellectual Property.

2.2 Durata’s Proprietary Rights. Except as set forth in Section 2.4 for the limited purposes of this Agreement. Durata has granted no license, express or implied, to Gnosis to use Durata Intellectual Property.

2.3 Ownership of Intellectual Property Developed under this Agreement.

(a) Durata shall be the sole owner of any technology, inventions, know-how or other proprietary rights that are made, conceived or reduced to practice by Gnosis during the performance of this Agreement that pertain solely to the Product and its intermediates (“Project Inventions”) and Gnosis hereby assigns all of its right, title and interest in Project Inventions, and all Intellectual Property therein, to Durata. Durata shall be entitled to apply for patent protection on such Project Inventions at Durata’s expense and risk. Gnosis agrees to execute such assignments and other documents, to cause its employees, consultants and subcontractors to execute such assignments and other documents, and to take such other actions as may be reasonably requested by Durata from time to time in order to effect to the ownership provisions of this Section 2.3(a).

(b) With respect to all other technology, inventions, know-how or other proprietary rights that are made, conceived or reduced to practice during the performance of this Agreement, the following terms of ownership shall apply: Durata shall solely own all know-how and inventions made solely by employees, consultants and/or subcontractors of Durata (the “Durata Project IP”) and Gnosis shall solely own know-how made and inventions made solely by employees, consultants and/or subcontractors of Gnosis (the “Gnosis Project IP”). The Parties shall jointly own any know-how and inventions made jointly by employees, consultants and/or subcontractors of Durata and employees, consultants and/or subcontractors of Gnosis (the “Joint Project IP”). Each Party shall have the right to exploit and license the Joint Project IP without the prior consent of the other Party. Durata shall control the filing, prosecution, maintenance and enforcement of any patents or patent applications covering the Joint Project IP and shall keep Gnosis regularly informed with respect to any such activities. The costs of any such filings, prosecution, maintenance and enforcement shall be shared equally by the Parties. Gnosis shall, at Durata’s request, reasonably assist and cooperate in the filing, prosecution, maintenance and enforcement of any Joint Project IP.

2.4 License Grants.

(a) During the Term, Durata hereby grants to Gnosis a fully paid, non-exclusive, non-transferable license under any and all Durata Intellectual Property, Project Inventions and Durata Project IP that is necessary for Gnosis to perform its obligations under this Agreement, for the sole and limited purpose of Gnosis’ performing its obligations under this Agreement.

(b) Gnosis hereby grants to Durata an irrevocable, fully paid, royalty-free, worldwide, non-exclusive license, with the right to grant and authorize sublicenses, under any and all Gnosis Intellectual Property or Gnosis Project IP that Gnosis incorporates into the Manufacturing Process or that is otherwise necessary or useful for the practice of the Manufacturing Process, for the sole and limited purpose of manufacturing, or having manufactured Product.

ARTICLE 3—SUPPLY

3.1 Supply Generally. Subject to the terms and conditions of this Agreement, Gnosis shall manufacture for and supply Durata with Product in conformity with (i) the specifications for Product set forth in Exhibit 3.1(i) (the “Specifications”), (ii) the Quality Agreement, and (iii) cGMP, all applicable Legal Requirements and the applicable Drug Master File.

3.2 Delivery. Gnosis is the Main Supplier and shall deliver Product as directed by Durata, Ex-Works Pisticci Plant, Italy, to the sites designated by Durata in the purchase orders, in accordance with (i) the International Chamber of Commerce’s Incoterms 2010 and (ii) the annual volumes and prices set forth in Exhibit 4.1.

3.3 Quality; Documentation.

(a) Promptly after Effective Date the Parties shall enter into good faith discussions and use their respective good faith reasonable efforts to enter into a technical and quality agreement (the “Quality Agreement”) within [**] days from the Effective Date based on the terms set out in Exhibit 3.3(a) pursuant to which, among other things, Gnosis will conduct all quality control and release testing for the Product. Such Quality Agreement shall be consistent with all Legal Requirements relating to the manufacture of the Product.

(b) Product delivered by Gnosis to Durata shall be released by Gnosis’ quality control unit and shall be accompanied by (i) the batch records check list for such Product; and (ii) a Certificate of Analysis signed by an authorized representative of Gnosis certifying that each batch of Product has been manufactured in accordance with the Specifications. The full batch record will be sent upon specific request.

3.4 Specifications Generally. As of the Effective Date, the Parties have reviewed and agreed on the Specifications, which are attached hereto as Exhibit 3.1(i). Subject to Section 8.1, Durata shall have the right to amend the Specifications from time to time; provided, however, that Durata shall use commercially reasonable efforts to minimize the frequency of such changes and shall provide Gnosis with reasonable advance notice of any changes to the Specifications. Without in any way limiting the foregoing, any modifications to the Specifications required by any Regulatory Authority with jurisdiction to require such modifications shall be made in accordance therewith.

3.5 Non-Conforming Product.

(a) Durata shall have the right but not the obligation to perform any tests to check the conformity to the Specifications of any Product supplied hereunder. Durata shall notify Gnosis of any non-conformity within (i) [**] Business Days after receipt of the Product in the event of a defect discovered by Durata through the use of approved testing methods and procedures as referred in the Specifications and in the Quality Agreement or (ii) [**] Business Days after Durata’s confirmation of the non-conforming status of the Product in the event of a defect (hidden or otherwise) which was not discoverable through the use of such testing methods and procedures, and shall provide reasonable evidence thereof.

Durata shall have the right to notify any non-conformity to Gnosis within a maximum period of [**] days from the Product delivery otherwise the Product shall be deemed unconditionally accepted by Durata.

(b) Gnosis will, within [**] Business Days of receipt of such a notification from Durata, notify Durata in writing whether Gnosis agrees to such non-conformity.

(c) Gnosis will replace any non-conforming quantity of Product free of charge for Durata, including all shipping costs, within the shortest feasible time period and in no event later than [**] days from (i) the receipt of the notification referred to in Section 3.5(a) or, (ii) if there is a disagreement between the parties as to the non-conformity, from the date on which the independent expert laboratory referred to in Section 3.5(d) will have established the non-conformity of such Product and made the results of the tests showing such non-conformity known to the Parties. The non-conforming quantity of Product will be returned to Gnosis, at Gnosis’ costs.

(d) Should Gnosis disagree on the non-conformity of a batch of Product, the Parties will, within [**] Business Days of such Gnosis’ notification, appoint an independent expert laboratory (appointed by mutual agreement between the Parties, which agreement shall not be unreasonably withheld, conditioned or delayed) who shall determine whether such Product is non-conforming. In the absence of manifest error, the independent expert laboratory’s decision shall be conclusive and binding on the Parties. The cost of such analysis will be borne by the Party in error.

ARTICLE 4—VOLUMES, FORECASTS AND ORDERS

4.1 Minimum annual binding purchase volumes of Product are set forth in Exhibit 4.1. In case such volumes are not achieved in the relevant contract year of this Agreement, Gnosis shall be entitled to an increase of the agreed Supply Price set forth in Article 5. Such price adjustment shall be done in writing by mutual agreement and with formal amendment of the Agreement.

4.2 Rolling Forecasts. Commencing [**] days after the acceptance by the FDA of the NDA submission for the Product, Durata shall on or before the [**] Business Day of each [**] provide Gnosis with a [**] month non-binding forecast showing its estimated needs of Product, dispatched by month (the “Forecasted Quantities”).

4.3 Purchase Orders. Durata shall issue binding purchase orders for any quantity of Product (“Purchase Orders”) at least [**] days prior to the requested delivery dates. All Purchase Orders shall specify the quantity Product ordered, the destination to which the Product is to be delivered, the time and manner of delivery (including the carrier to be used) and the delivery date. In the event that the quantity of Product ordered by Durata pursuant to this Section 4.3 for delivery in any one calendar month is more than [**] percent ([**]%) greater than the quantity of Product reflected in the most recent Forecasted Quantities for such calendar month, Gnosis shall use commercially reasonable efforts, but shall not be obligated, to deliver during such calendar month the quantity of the Product ordered by Durata beyond such threshold amount.

4.4 Acceptance of Purchase Orders. Within [**] Business Days from receipt of any Durata order, Gnosis will acknowledge receipt of such Purchase Order and confirm the delivery date for each shipment of Product. The only grounds upon which Gnosis may reject any Purchase Order shall be that such Purchase Order sets forth a production and delivery schedule that is inconsistent with Section 4.3. If Gnosis does not reject a Purchase Order within [**] Business Days after receipt thereof, such Purchaser Order shall be deemed to be accepted by Gnosis.

4.5 Shortage of Supply. In case Gnosis reasonably believes it will be unable to supply Product ordered under any Purchase Order with respect to the ordered quantity or the requested delivery date, Gnosis shall inform Durata immediately in writing and the Parties will discuss in good faith an alternative delivery date and/or other appropriate measures.

(a) In the event that Gnosis is unable to manufacture the Product in accordance with Durata’s Purchase Orders and such inability is not: (i) caused by an event of force majeure; or (ii) primarily attributable to Durata’s acts or omissions or breach of its obligations under this Agreement, then Gnosis shall be solely responsible for undertaking all commercially reasonable measures to minimize any possible shortage of Product to Durata as a result of its manufacturing issues. For the purposes of this Agreement, the term “force majeure” shall include only the following contingencies: riot, war or hostilities between any nations, embargoes, orders or regulations of any government (national, state or local), acts of God, fire, accident, delays of carriers, lack of transportation facilities, inability to obtain raw materials, curtailment of or failure in obtaining sufficient electrical power, or any other contingencies beyond the reasonable control of either Party, whether similar or dissimilar to any of the foregoing or strikes or differences with workmen.

(b) In the event of a Supply Failure (as defined below), Durata shall have the right to purchase all of its requirements of the Product from an alternative supplier until Gnosis demonstrates to Durata’s reasonable satisfaction that Gnosis has fully remedied such Supply Failure. “Supply Failure” shall mean Gnosis has failed to supply in a timely manner at least (i) [**] percent ([**]%) of the Product ordered for delivery in any quarterly period with respect to a particular country, or (ii) [**] percent ([**]%) of the Product ordered for delivery in any [**] consecutive quarterly periods with respect to a particular country. For purposes of this definition, any Product that is non-conforming Product at the time of delivery shall be considered not delivered.

(c) At Durata’s request, Gnosis shall reasonably assist Durata in establishing and validating an alternative supplier of the Product, including providing consulting assistance and conducting a technology transfer with respect to the Manufacturing Process for the Product. Durata shall reimburse Gnosis its reasonable out-of-pocket expenses and fees incurred in connection with the technology transfer to the alternative supplier and for fees and expenses pre-approved by Durata that are incurred after technology transfer (such as assistance in implementation or scale-up of the manufacturing technology) based on Gnosis’ then prevailing standard rates.

(d) In order to avoid a Supply Failure, at Durata’s written request, Gnosis agrees to have manufactured at Durata’s expense, and stored on-site at the Facility, at least [**] Kilograms worth of safety stock (the “Safety Stock”) at all times for the remainder of the Term (or such other quantity as specified by Durata). The initial Safety Stock quantity will be based upon the most recent Forecasted Quantities provided to Gnosis by Durata as of [**] days prior to the date that Durata notifies Gnosis in writing that the first commercial sale of the Product by Durata has occurred. Thereafter, the Safety Stock quantity will be updated each [**] based upon the most recent Forecasted Quantities provided to Gnosis by Durata as of [**] days prior to such [**] date, as applicable. The inventory of Safety Stock shall be managed on a first in first out basis.

ARTICLE 5—SUPPLY PRICE

5.1 Supply Price. The supply prices for Product shall be calculated in Euro per kg and shall subject to the price adjustment schemes set forth in Sections 4.1, and 5.2 of this Agreement amount to the prices set forth in Exhibit 4.1 hereto (“Supply Prices”).

5.2 Adjustments. Supply Prices may be adjusted on [**] basis on the anniversary of the Effective Date in case of, and in accordance with:

(a) subject to clause (c), any significant change in the cost of components, utilities, raw materials used in the Manufacturing Process to obtain Product.

(b) any significant change in the Consumer Price Index (ISTAT). Gnosis shall have the right to increase the price of the Product [**] annually not to exceed the annual percentage increase for the most recent twelve (12) month period for which figures are available in the Consumer Price Index (ISTAT), assuming that Italy continues to use the Euro as its currency or such other consumer price index as reasonably agreed by the Parties in the event Italy discontinues use of the Euro as its currency.

(c) In the event Gnosis desires to adjust the Supply Price in accordance with clause (a), Gnosis and Durata shall meet within [**] Business Days of written notice from Gnosis to Durata to review and agree on any and all price adjustments for the Products, if any. Prior to the meeting described above, Gnosis shall provide to Durata a cost matrix and a reasonably detailed summary of its rationale for any price adjustment, together with any supporting documentation therefor. [**] price adjustments shall reflect increases or decreases in Gnosis’ cost of goods or manufacturing, taking into account any changes in Gnosis’ aggregate costs for raw materials, Product components or utilities used in the manufacture of any Product.

(d) Any such price adjustment under this Section shall be done in writing by mutual agreement and with formal amendment of the Agreement. Any price adjustments shall be effective from the date of signature by both of the Parties of the formal amendment to this Agreement.

ARTICLE 6—INVOICING AND PAYMENT

6.1 Issuance of Invoice. Gnosis shall invoice Durata upon each shipment of Product supplied to Durata.

6.2 Payment. Durata shall pay all invoices issued by Gnosis within [**] days from the date of the invoice, assuming the invoice is sent by electronic mail on the invoice date, by wire transfer to Gnosis’ designated bank account (as notified to Durata from time to time), subject to the fulfillment of Gnosis’ obligations pursuant to Article 3 hereto and the satisfactory conformity test, if any, by Durata pursuant to Section 3.5 of this Agreement. Durata shall have the right to withhold payment of the portion of any invoice that is disputed in good faith under this Section 6.2 until such dispute has been resolved.

6.3 Taxes. All sums payable hereunder shall be invoiced plus value added tax (VAT), if any and if applicable. Each Party shall likewise be responsible for payment or reimbursement of other taxes federal, provincial or municipal taxes, levies, charges or fees imposed upon such Party with respect to the production, sale or delivery by Gnosis to Durata of the Product in accordance with applicable laws, rules and regulations.

ARTICLE 7—REPRESENTATIONS AND WARRANTIES

7.1 Both Parties. Each Party represents and warrants as of the Effective Date that such Party: (a) is authorized to enter into and perform this Agreement; (b) is aware of no legal, contractual or other restriction, limitation or condition that might affect adversely its ability to perform its obligations hereunder; and (c) is validly existing in each jurisdiction in which it is incorporated and is authorized to do business under the laws of each jurisdiction in which it engages in business activities. Each Party further represents and warrants that as of the Effective Date it holds, and during the Term will hold, all required governmental and regulatory approvals to fulfil its contractual obligations hereunder.

7.2 Gnosis Representations and Warranties. Gnosis represents and warrants to Durata that:

(a) all Product supplied to Durata hereunder shall be (i) in conformity with the Specifications, (ii) manufactured in accordance with cGMP and with the applicable Drug Master File, (iii) not be adulterated or misbranded within the meaning of the United States Federal Food, Drug, and Cosmetic Act, and (iv) delivered in accordance with the delivery date set forth in the applicable purchase orders confirmed by Gnosis;

(b) Gnosis shall use reasonable care in the manufacture of the Product under this Agreement in accordance with industry standards;

(c) the Facility and practices that shall be used in the performance of Gnosis’ obligations under this Agreement shall conform to the Legal Requirements;

(d) in its performance of its obligations under this Agreement, Gnosis will not knowingly incorporate into the Manufacturing Process any Intellectual Property of a Third Party for which it does not have a license that permits it to do so and/or to be able grant to Durata the licenses and other rights otherwise required to be granted to Durata hereunder;

(e) neither Gnosis or any Gnosis Affiliate has never been, is not currently, and, during the term of this Agreement, will not become: (i) an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual, or (ii) a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) (“Debarred Entity”) from submitting or assisting in the submission of any abbreviated drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity. Gnosis further warrants and represents that no Debarred Individual or Debarred Entity has performed or rendered, or will perform or render, any services or assistance relating to activities taken pursuant to this Agreement. Gnosis further warrants and represents that Gnosis has no knowledge of any circumstances which may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against, Gnosis or any person or entity performing services or rendering assistance relating to activities taken pursuant to this Agreement, and Gnosis will immediately notify Durata if Gnosis become aware of any such circumstances during the term of this Agreement.

ARTICLE 8—CHANGE IN MANUFACTURING PROCESS AND FACILITY

8.1 Changes to the Manufacturing Process or Facility.

(a) Prior Approval of Durata Required. Gnosis shall not make any change to the Manufacturing Process or the Facility (other than routine maintenance, reconditioning and/or replacement of equipment) that would have an impact on the Product or require submissions to or approvals from any Regulatory Authority, except by prior written approval of Durata for such change, which approval shall not be unreasonably conditioned, withheld or delayed.

(b) Changes Based on Applicable Legal Requirements. Gnosis shall make such changes to the Manufacturing Process or the Facility as may be required pursuant to applicable law; provided that Gnosis shall have notified Durata in advance of any required change and shall have obtained the prior written approval of Durata for such change, which approval shall not be unreasonably conditioned, withheld or delayed. Costs incurred by Gnosis in connection with such changes shall be reimbursed by Durata as follows:

(1) Changes Applicable to Durata’s Product. To the extent that changes to the Manufacturing Process and/or Facility are required pursuant to Legal Requirements applicable to the Product, costs incurred for such changes shall be reimbursed by Durata on a Pro Rata Basis (as defined below) at cost.

(2) Changes in Connection With Another Product. If changes to the Processing and/or Facility are required pursuant to Legal Requirements applicable to other activities in the Facility (even if such changes would not be required in the absence of the Manufacturing Process of the Product at the Facility) the costs incurred for such changes shall not be reimbursed by Durata.

“Pro Rata Basis” shall mean (A) the cost of the change required by Legal Requirements multiplied by (B) a percentage equal to the amount of manufacturing floor space at the Facility dedicated to the Product and affected by such change divided by the total amount of manufacturing floor space at the Facility affected by such change.

(c) Changes Made at the Request of Durata. From time to time, Durata may request that Gnosis make certain changes (other than those required by Legal Requirements) to the Manufacturing Process of the Product; provided, however, that (i) Durata shall seek to minimize such changes, (ii) Durata shall enter into good faith negotiations with Gnosis regarding the assessment of the implications and costs arising from a change to the Manufacturing Process of the Product and (iii) after the Parties have agreed upon the implications and costs related to a change to the Manufacturing Process of the Product, Gnosis shall implement such change. Costs incurred by Gnosis in connection with such changes shall be reimbursed by Durata at cost.

(d) Improvements by Gnosis. If Gnosis identifies a potential improvement that would (i) require changes to the Manufacturing Process or Facility, (ii) have an impact on the Product and/or (iii) require submissions to or approvals from any Regulatory Agency, then Gnosis shall notify Durata of such improvement and the Parties shall, in good faith, discuss implementation of such improvement. Such improvement shall not be made unless the Parties reach agreement including, without limitation, agreement on allocation of cost, which agreement shall be at the sole discretion of the Parties.

ARTICLE 9—REGULATORY MATTERS

9.1 Licenses and Permits. Gnosis shall be responsible for obtaining and maintaining during the Term, all licenses, permits, registrations and regulatory approvals (federal, provincial and municipal) necessary to import raw materials and packaging components and to manufacture and supply the Product.

9.2 Record Retention. Any books and records relating to the receipt, manufacture, storage, handling or testing of the Products, raw materials and packaging components shall be maintained under this Agreement by a Party or its Affiliates or sublicensees in accordance with Legal Requirements. Without limiting the foregoing, Gnosis shall maintain a completed manufacturing record, packaging record and analytical record, and shall retain samples, for each batch of Product manufactured for Durata and such other records as specified in the Quality Agreement for a period of time specified in the Quality Agreement. Gnosis shall retain all such records at the Facility and provide copies or allow Durata access to such records as well as Gnosis’ internal operating procedures and specifications during normal business hours (subject to [**] Business Days prior notice), provided allowing Durata access will not disrupt the operations of the business.

9.3 Regulatory Matters. At all times during the Term, Gnosis shall maintain the Facility, equipment and processes (including, without limitation, the Manufacturing Process) used in producing the Products and in performing Gnosis’ other obligations under this Agreement (a) in compliance in all material respects with employment and labor law requirements and electrical, fire and safety at work codes and regulations and (b) in compliance with all other applicable laws and regulations (including, without limitation, cGMP requirements and guidelines issued by any applicable Regulatory Authorities, including, without limitation, national regulatory agencies or authorities).

9.4 Inspections by Durata. Upon reasonable notice to Gnosis, Durata shall have the right, alone or with consultants or designees, to (a) inspect the Facility and the equipment used or to be used in processing Products; and (b) all documentation relating to compliance as described in Section 9.3, provided that any such inspection shall be conducted during normal business hours and in such a manner as to not unreasonably disrupt business operations.

9.5 Inspections by Regulatory Authorities. Gnosis shall permit authorized officials of the FDA, EMA or other Regulatory Authorities to inspect the Facility, including the equipment used in the manufacturing, filling, packaging, storage, testing, shipping or receiving of the Product. Each Party shall notify the other Party promptly after such Party becomes aware that any such inspection is planned or imminent. To the extent permitted by Legal Requirements, Gnosis shall permit Durata to accompany the authorized officials of any such Regulatory Authority in its inspection. Durata shall be provided copies of all reports and written communications submitted by any Regulatory Authority concerning such inspection and copies of any other written communication received by any Regulatory Authority relating to Product or the Facility (if it relates to the manufacture or supply of Product) within [**] Business Days after receipt thereof by Gnosis. Gnosis will consult with Durata and consider Durata’s comments in good faith before responding to each such communication. Gnosis shall provide Durata with its final responses within [**] days after submission thereof. Gnosis shall promptly remedy any deficiencies noted by the applicable Regulatory Authority and implement, at Gnosis’ expense, any changes or improvements required if not solely related to Facility dedicated to the Product.

9.6 Technical Support.

(a) Upon notification to Gnosis that Durata has received a complaint or inquiry regarding the safety, efficacy or quality of a Product, Gnosis shall, within [**] days after such notification, supply Durata with a chemical analysis of a number of retained samples, maintained in accordance with the Quality Agreement, of the batch(es) of the Product in question.

(b) Upon notification to Durata that Gnosis has received a complaint or inquiry regarding or discovery by Durata of any issues relating to the safety, efficacy or quality of the Product, Durata shall, within a reasonable period, provide technical support as reasonably requested by Gnosis, which may include, but shall not limited to, technical advice and chemical analysis of retained samples of the Product, maintained in accordance with the Quality Agreement. Technical support provided pursuant to this Section 9.6(b) shall not include any ordinary course material and process assessments.

9.7 Regulatory Assistance. At Durata’s request, Gnosis shall review, consult with and advise Durata in preparing submissions to and responding to questions from Regulatory Authorities regarding Durata’s filings for approval of the Product.

ARTICLE 10—TERM AND TERMINATION

10.1 Term. This Agreement shall come into effect upon signature of this Agreement and shall continue, unless otherwise terminated pursuant to Section 10.2 or by mutual agreement between the Parties until the fifth (5) anniversary of the Effective Date (the “Initial Term”). Thereafter, this Agreement shall automatically extend for additional terms of two (2) years (each, a “Renewal Term” and the Renewal Term(s) together with the Initial Term, the “Term”) unless either Party provides the other Party written notice of its intent not to renew this Agreement at least twelve (12) months prior to the end of the then applicable.

10.2 Termination for Material Breach. Either Party shall have the right to terminate this Agreement, with immediate effect, upon any material breach of this Agreement by the other Party and the failure of the other Party to cure such breach within [**] days after written notice thereof.

10.3 Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately by providing written notice to the other Party (i) if proceedings in voluntary or involuntary bankruptcy are initiated by, on behalf of or against the other Party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days), or (ii) if the other Party is adjudicated bankrupt, files a petition under insolvency Laws, is dissolved or has a receiver appointed for substantially all of its property.

10.4 Return of Confidential Information. Upon expiration or termination of this Agreement for any reason, the receiving Party shall immediately return to the disclosing Party all of the disclosing Party’s Confidential Information, in any form or medium disclosed by the disclosing Party (or upon the disclosing Party’s instructions in writing, destroy the same and certify its destruction), provided, however, that (a) the receiving Party shall be allowed to retain one (1) copy of the disclosing Party’s Confidential Information to ensure continuing compliance with Article 11; and (b) the licensee shall be allowed to retain the other’s Confidential Information as necessary to exploit the license granted to the licensee pursuant to Section 2.3(b) or 2.3(c).

10.5 Survival. Expiration or early termination of this Agreement shall not relieve either Party of any obligations that it may have incurred prior to expiration or early termination. The provisions of Articles 2, 11, 14 and 15 and Sections 3.5,10.4,10.5 shall survive expiration or termination of this Agreement in accordance with their terms.

10.6 Accrued Rights. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

ARTICLE 11—CONFIDENTIAL INFORMATION

11.1 Nondisclosure. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Gnosis agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Durata, and shall not use Confidential Information disclosed to it by Durata, for any purpose other than to fulfill Gnosis’ obligations or exercise Gnosis’ rights hereunder. Durata agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Gnosis, and shall not use Confidential Information disclosed to it by Gnosis, for any purpose other than to fulfill Durata’s obligations or exercise Durata’s rights hereunder. Each Party shall use reasonable and customary precautions to safeguard the other Party’s Confidential Information, including ensuring that all employees, consultants and agents who are given access to such Confidential Information are informed of the confidential and proprietary nature of such Confidential Information and have contractual or professional confidentiality and non-use obligations that are at least as restrictive as those contained in this Agreement.

11.2 Exceptions to Duty of Nondisclosure.

(a) Notwithstanding the above, nothing contained in this Agreement shall preclude Durata from utilizing Gnosis’ Confidential Information in the following circumstances as may be necessary in prosecuting the patent and other Intellectual Property rights of Durata pursuant to Article 2, obtaining governmental regulatory approvals, manufacturing Product pursuant to the terms and conditions of this Agreement, or complying with applicable laws or court orders (provided, however, that, where practical, Durata uses reasonable efforts to seek confidential treatment of such information, except as required to file and prosecute such patent applications).

(b) The restrictions set forth in this Article 11 shall not apply to any of the disclosing Party’s Confidential Information that the receiving Party is required to disclose under applicable laws or to defend or prosecute litigation, provided that the receiving Party: (i) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (ii) if legally permitted, affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure, and (iii) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose.

(c) A Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances: to its Affiliates, and to prospective and actual acquirers, licensees, sublicensees, employees, consultants, agents, accountants, lawyers, advisors and investors, on a need to know basis, each of whom prior to disclosure must be bound by written or professional ethical obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 11 and that are of reasonable duration in view of the circumstances of the disclosure;

(d) Each Party may disclose the terms of this Agreement to the extent such Party is advised by counsel that such disclosure is required by applicable law (including by rules or regulations of the United States Securities and Exchange Commission (“SEC”), any other relevant securities commission in any country, any securities exchange or NASDAQ); provided, that, (i) prior to such disclosure, to the extent permitted by applicable law or such rules or regulations, the disclosing Party promptly notifies the other Party of such requirement and the disclosing Party furnishes only those terms of this Agreement that the disclosing Party is legally required to furnish, and (ii) specifically with respect to a filing of this Agreement pursuant to the rules or regulations of the SEC, any other securities commission, any securities exchange or NASDAQ, the disclosing Party shall request, and use commercially reasonable efforts to obtain, confidential treatment of terms permitted to be redacted from the forms of such agreements so filed under the applicable rules and regulations of the SEC, such securities commission, any securities exchange or NASDAQ, as applicable. Each Party shall, to the extent permitted under the relevant law or rules, give the other Party a reasonable opportunity to review those portions of all filings with the SEC (or any other relevant securities commission in any country, any securities exchange or

NASDAQ) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable and timely comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought; provided that each Party will ultimately retain control over what information that Party discloses to their relevant securities commission or exchange.

11.3 Injunctive Relief. The Parties acknowledge that either Party’s breach of this Article 11 may cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party may be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

11.4 Survival. The obligations of the Parties relating to Confidential Information shall expire [**] years after the expiration or termination of this Agreement.

ARTICLE 12—APPLICABLE LAW—JURISDICTION

12.1 This Agreement shall be governed in all respects by the laws of the State of New York, USA, including validity, interpretation and effect, without regard to the principles of conflicts of law that might otherwise be applicable. The parties hereto agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to determine any of the rights and obligations of the parties under this Agreement.

12.2 Any dispute, controversy or claim arising out of or relating to this Agreement shall be resolved in accordance with the provisions set forth in Exhibit 12.2.

ARTICLE 13—ASSIGNMENT

13.1 Neither Party may assign this Agreement or any portion of this Agreement without the prior written consent of the other Party; provided, however, (a) either Party shall have the right to transfer or assign this Agreement to any of its respective Affiliates, as the case may be, to the extent it provides the other Party with an unconditional and unqualified guarantee of all the obligations of the assignee hereunder and (b) that Durata shall have the right to transfer or assign this Agreement to the Third-Party purchaser of the business which relates to the Product subject to the provisions of Section 13.2. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder. Any assignment made in violation of this Section shall be void. In any event, no change in the location of the manufacture of Product shall be made.

13.2 In the event that during the term of this Agreement, Durata sells its entire or a substantial part of its Dalbavancin business to a Third Party, Durata shall be obligated to transfer and assign this Agreement to such Third Party in which case, and subject to the following provisions, this Agreement shall remain in full force and effect between Gnosis and such Third Party. All pricing provisions of Article 5 herein shall remain in full force and effect.

ARTICLE 14—RECALL; INDEMNIFICATION; INSURANCE

14.1 Investigation; Recall, Voluntary Withdrawal. In the event that any Governmental Authority in any country shall allege or prove that a Product supplied hereunder does not comply with applicable laws, rules or regulations, Durata shall notify Gnosis immediately, and both Parties shall cooperate fully regarding the investigation and disposition of any such matter, provided that Durata shall have the final decision making authority with respect to any such recall. If Durata is required to withdraw a Product, then to the extent that such recall or withdrawal is due to any negligence, fraud, recklessness or wrongful intentional acts or omissions by or breach of any representation and warranty by Gnosis, Gnosis shall reimburse Durata for the actual cost of manufacture (through final packaging) of the quantity of Product so recalled. Otherwise, Durata shall bear all costs and expenses associated with such recall or withdrawal.

14.2 Indemnification by Gnosis. Subject to Section 14.3, Gnosis shall indemnify, defend and hold harmless Durata, its Affiliates, its licensees and distributors, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs or expenses whatsoever (including reasonable fees of attorneys and/or other professionals) (“Losses”) arising out of or resulting from claims, demands or actions (“Claims”) by Third Parties based upon:

(a) any breach of Gnosis’s obligations, covenants, representations and warranties set forth in this Agreement or the Quality Agreement;

(b) personal injury (including death) or property damage relating to or arising out of any manufacture of a Product by Gnosis or its Affiliates due to Gnosis’s or its Affiliates failure to manufacture the Product in accordance with the applicable Specifications or any negligence, fraud, recklessness or wrongful intentional acts or omissions by, or strict liability of, Gnosis or its Affiliates, and their respective directors, officers, employees and agents; and

(c) Gnosis’s or its Affiliates’ negligence, fraud, recklessness or wrongful intentional acts or omissions in the manufacture of the Product.

14.3 Indemnification by Durata. Subject to Section 14.2, Durata shall indemnify, defend and hold harmless Gnosis and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all Losses arising out of or resulting from Claims by Third Parties based upon:

(a) any breach of Durata’s obligations, covenants, representations and warranties set forth in this Agreement or the applicable Quality Agreement;

(b) personal injury (including death) or property damage relating to or arising out of any use, distribution or sale of a Product by Durata, its Affiliates or its sublicensees due to any negligence, fraud, recklessness or wrongful intentional acts or omissions by, or strict liability of, Durata, its Affiliates or its sublicensees, and their respective directors, officers, employees and agents; or

(c) Durata’s or its Affiliates’ negligence, fraud, recklessness or wrongful intentional act or omission in the use of the Product.

14.4 Limitation on Indemnification. Gnosis’ obligations under Section 14.2 and Durata’s obligations under Section 14.3 shall not apply to the extent that an indemnified Party’s Losses are attributable to any act constituting negligence, fraud, recklessness, wrongful intentional act or omission on the part of such indemnified Party or any of its Affiliates or to the extent that such indemnified Party is otherwise responsible therefor.

14.5 Consequential Damages. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 14, UNDER NO CIRCUMSTANCES WHATSOEVER (INCLUDING DUE TO NEGLIGENCE) SHALL EITHER PARTY BE LIABLE TO THE OTHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR (I) ANY (DIRECT OR INDIRECT) CONSEQUENTIAL LOSS OR DAMAGE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, OF PRODUCTION, OF ANTICIPATED SAVINGS, PURE ECONOMIC LOSS, OF BUSINESS OR GOODWILL OR (II) ANY OTHER LIABILITY, DAMAGE, COSTS OR EXPENSE OF ANY KIND INCURRED BY THE OTHER PARTY OF AN INDIRECT OR CONSEQUENTIAL NATURE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

14.6 Notice of Indemnification. In the event that any Person entitled to indemnification (an “Indemnitee”) under Sections 14.2 or 14.3 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim; provided that failure to give such notification shall not affect the indemnification provided under this Agreement, except to the extent the indemnifying Party shall actually have been prejudiced by such failure in a material manner. Thereafter, the Indemnitee shall deliver to the indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the claim. The indemnifying Party shall have the right to assume the direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of such claim. In any such proceeding the defense of which the indemnifying Party shall have so assumed, the Indemnitee shall have the right to participate therein and retain its own counsel (without otherwise affecting the rights of the Parties under this Section 14.6) at its own expense unless (i) the Indemnitee and the indemnifying Party shall have mutually agreed on the retention of counsel, (ii) the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying Party, or (iii) the named Parties (including the impleaded Parties) include both the indemnifying Party and the Indemnitee, and representation of all Parties by the same counsel would be inappropriate in the opinion of the indemnifying Party’s counsel due to actual or potential differing interests between them; in any such case, one firm of attorneys separate from the indemnifying Party’s counsel may be retained to represent Indemnitee at the indemnifying Party’s expense.

14.7 Insurance. Gnosis shall, during the Term and for two (2) years thereafter, maintain in force comprehensive general liability insurance on a claims-made basis, with endorsements for product liability with annual coverage limits of not less than [**] euros ([**]) per claim and [**] euros ([**]) annual aggregate. Gnosis shall name Durata as an additional insured on its policies with respect to Gnosis’s liabilities to Durata under this Agreement. The minimum level of insurance set forth herein shall not be construed to create a limit on Gnosis’s liability hereunder. On the Effective Date and upon the request of Durata, Gnosis shall furnish to Durata a certificate of insurance evidencing such coverage as of such date. Each such certificate of insurance, as well as any certificates evidencing new or modified coverages of Gnosis, shall include a provision whereby thirty (30) days written notice must be received by Durata prior to coverage modification or cancellation by either Gnosis or the insurer. In addition, Gnosis shall promptly notify Durata of any cancellation or modification of such insurance coverage and of any new or modified coverage. In the case of a modification or cancellation of such coverage, Gnosis shall promptly provide Durata with a new certificate of insurance evidencing that Gnosis coverage meets the requirements in the first sentence of this Section 14.7.

ARTICLE 15—GENERAL

15.1 Public Announcements. Gnosis hereby covenants and agrees that neither Gnosis nor its Affiliates will make or issue any publicity, press releases or public announcements concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written approval for such public announcement.

15.2 Notices. All notices and other communications under this Agreement shall be in writing in English and shall be either (i) sent by facsimile transmission to the number specified below, (ii) personally delivered against written discharge, or (iii) sent by registered mail to either Party at the address specified below:

Durata:	Durata Therapeutics, Inc. 89 Headquarters Plaza North 14th Floor Morristown, New Jersey 02960 USA Attention to: Mr. Corey Fishman Fax: +1 973 993 4869 e-mail: cfishman@duratatherapeutics.com

Gnosis:	Gnosis S.p.A. Attention to: Mr. Renzo Berna Title: CEO Address: Via Autobianchi, 1-20832 Desio (MB) Fax: [**] e-mail: [**]

15.3 Entire Agreement. This Agreement and the Exhibits hereto represent the entire understanding and agreement of the Parties with respect to the subject matter hereto and supersedes all prior agreements, understandings or arrangements among the Parties with respect to the supply of Product to Durata, including the Transition Services Agreement.

15.4 Waiver-Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

15.5 Headings; Construction. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In construing this Agreement, unless expressly specified otherwise; (a) references to Articles, Sections and Exhibits are to articles, sections of, and exhibits to, this Agreement; (b) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa; (c) headings and titles are for convenience only and do not affect the interpretation of this Agreement; (d) any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words; (e) except where the context otherwise requires, the word “or” is used in the inclusive sense; (f) all references to “dollars” or “$” herein shall mean U.S. Dollars; and (g) each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Any terms or conditions contained in an invoice that are inconsistent or in conflict with this Agreement shall be deemed not to be a part of such invoice.

145.6 Severability. Should one or several provisions of this Agreement be or become invalid, then the parties hereto shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have contracted this Agreement also with those new provisions. In case such provisions cannot be found, the invalidity of one or several provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have contracted this Agreement without the invalid provisions.

15.7 Further Assurances. The parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the parties shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement.

15.8 Relationship of Parties. Nothing contained in or relating to this Agreement shall constitute or be deemed to constitute a partnership or joint venture among the parties hereto. Neither party nor any of its representatives shall have or hold itself out as having any authority or agency to act on behalf of the other party.

15.9 Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

IN WITNESS WHEREOF, this Agreement has been executed in two (2) counterparts, as of the Effective Date.

Durata Therapeutics, Inc.	Gnosis S.p.A.

/s/ Corey Fishman	/s/ Renzo Berna
By: Corey Fishman Title: COO	By: Renzo Berna Title: CEO

Exhibits

Exhibit 3.1(i)	Product Specifications

Exhibit 3.3(a)	Quality Agreement

Exhibit 4.1	Minimum annual binding volumes and Supply Price

Exhibit 12.2	Dispute Resolution

EXHIBIT 3.1

Specifications

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. A total of 4 pages were omitted.

[**]

EXHIBIT 3.3(a)

QUALITY AGREEMENT

Main terms covered in the Quality Agreement, including without limitation:

Regulatory controls

Documentation control

Quality

Material and laboratory control

Product processing and release

Stability

EXHIBIT 4.1

MINIMUM ANNUAL BINDING VOLUMES AND SUPPLY PRICES

The supply prices will be in Euro per kg of Dalbavancin. The prices below will be considered as initial Supply Prices subject to the price adjustment provisions set forth in Section 4.1 and 5.2. The initial supply price for Dalbavancin indicated below will be finalized during the registration batches

Dalbavancin API Injectable grade: Euro [**]

A Development Program will be initiated by Gnosis, to identify potential improvements in the Manufacturing Process. Any change or impact in the Manufacturing Process will be presented to Durata according to Section 8.1.

According to volumes indicated below, supply prices of Dalbavancin are:

Year 1—2013: at least [**] Kg Euro [**]

Year 2 -2014: at least [**] Kg Euro [**]

Year 3—2015: at least [**] kg Euro [**]

Year 4—2016: quantities and pricing to be defined by [**]

Year 5—2017: quantities and pricing to be defined by [**]

Gnosis is the Main Supplier for the first [**] years of Product supply [**].

Main Supplier for the remaining years [**] will be reconfirmed by [**].

EXHIBIT 12.2

DISPUTE RESOLUTION

In the event of any dispute arising under this Agreement, a Party shall provide written notice of the dispute to the other Party. In order to resolve the dispute, the Parties shall follow the procedures set forth in this Exhibit 12.2 to facilitate a resolution.

(a)	Each Party shall designate one senior executive to represent it in a meeting to resolve the dispute. Within [**] days after receipt of written notice of a dispute, the designated executive officers shall meet, in person or by telephone, to attempt to resolve the dispute. The designated executive officers shall negotiate in good faith to achieve a resolution to the dispute referred to them within [**] days after such meeting.

(b)	If the designated executive officers are unsuccessful in resolving the dispute as provided in (a), either Party may submit the dispute for resolution through binding arbitration.

(c)	All disputes, controversies, and claims directly or indirectly arising out of or in relation to this Agreement or the validity, interpretation, construction, performance, breach or enforceability of this Agreement (each a “Dispute”) not resolved as provided above shall be settled by binding arbitration (“Arbitration”), as provided below, under the International Chamber of Commerce Rules of Arbitration which are in effect as of the Effective Date (the “Rules”).

(d)	Each Arbitration will be conducted in English and all foreign language documents shall be submitted in the original language and, if so requested by any arbitrator or Party, shall also be accompanied by a translation into English. The Arbitration proceedings shall take place in London, England, and may be initiated by either Party in accordance with the Rules. The Arbitration shall be administered by the International Chamber of Commerce, and the governing law set forth in Section 12.1 shall govern any such proceedings. The arbitrator(s) in any Arbitration shall enforce and not modify the terms of this Agreement. The award of the arbitrator shall be final and binding on each Party and its respective successors and assigns, and judgment may be entered thereupon and enforced in any court of competent jurisdiction pursuant to the United Nations Convention on the Recognition and Enforcement of Foreign Arbitrator Awards or other applicable law. All costs and expenses of any Arbitration, including reasonable attorneys’ fees and expenses and the administrative and arbitrator fees, shall be borne by the Parties as determined by the arbitrator. Nothing herein shall be construed as limiting the right of a Party to seek, in a court of competent jurisdiction, an injunction or other equitable relief in aid of arbitration (including to maintain the status quo or preserve the subject matter of the arbitration) with respect to any actual or threatened breach of this Agreement or otherwise to prevent or avoid irreparable harm. Nothing herein shall permit the arbitrators to award damages that may not be awarded under Section 14.5.

(e)	Except to the limited extent necessary to comply with applicable law, legal process, with a court order, to enforce a final settlement agreement or to secure enforcement of, a judgment on, or vacatur of the arbitrator’s award, the Parties agree that the existence, terms and content of any arbitration proceeding entered into pursuant to this Agreement, all information and documents disclosed in arbitration by either Party or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in an arbitration proceeding shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.